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                           ARTICLES OF AMENDMENT
                                   TO THE
                RESTATED AND AMENDED ARTICLES OF INCORPORATION
                                     OF
                                 KMG-B, INC.


     Pursuant to the provisions of Art. 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated and Amended Articles of Incorporation which changes the name of the corporation:

     ARTICLE ONE.  The name of the corporation is KMG-B, Inc.

     ARTICLE TWO. The following amendment to its Restated and Amended Articles of Incorporation was adopted by the shareholders of the corporation on November 19, 1997: to change the name of the corporation.

     The amendment alters or changes Article One of the Restated and Amended Articles of Incorporation and the full text of each provision altered is:

                               ARTICLE ONE

                                  NAME

          The name of the Corporation is KMG Chemicals, Inc. (hereinafter the "Corporation").

     ARTICLE THREE. The number of shares of the corporation outstanding at the time of adoption of such amendment was 7,000,169; and the number of shares entitled to vote thereon was 6,682,802.

     ARTICLE FOUR. The number of shares voted for such amendment was 6,682,423; and the number of shares voting against or abstaining was 379.

     Dated December 11, 1997.


                                       KMG-B, INC.


                                       By: /s/ David L. Hatcher
                                          ----------------------------------
                                               David L. Hatcher,
                                               President